Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-8 Nos. 333-194773, 333-201843, 333-209729, 333-216110, 333-223124, 333-229746, 333-236428, 333-253007, 333-262751, 333-269840, and 333-272518) pertaining to the 2011 Equity Incentive Plan, as amended, 2014 Incentive Plan, as amended, 2014 Employee Stock Purchase Plan, as amended and restated, 2023 Incentive Plan, and Employee Inducement Plan, as amended of Ultragenyx Pharmaceutical Inc.,

(2) Registration Statement (Form S-8 No. 333-221381) pertaining to the Dimension Therapeutics, Inc. 2015 Stock Option and Incentive Plan and the Dimension Therapeutics, Inc. 2013 Stock Plan, both as assumed by Ultragenyx Pharmaceutical Inc., and

(3) Registration Statement (Form S-3 No. 333-253008) and related Prospectus of Ultragenyx Pharmaceutical Inc. for the registration of common stock, preferred stock, debt securities, warrants and units;

of our reports dated February 21, 2024, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical Inc. included in this Annual Report (Form 10-K) of Ultragenyx Pharmaceutical Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Mateo, California

February 21, 2024